                                  COLONY HOUSE
                              1510 HUNTINGTON DRIVE
                             MURFREESBORO, TENNESSEE

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: COLONY HOUSE
    1510 HUNTINGTON DRIVE
    MURFREESBORO, RUTHERFORD COUNTY, TENNESSEE

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 194 units with a total of 199,450 square feet of rentable area. The improvements were built in 1971. The improvements are situated on 15.86 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
COLONY HOUSE, MURFREESBORO, TENNESSEE

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                  ($6,600,000)

                           Respectfully submitted,
                           AMERICAN APPRAISAL ASSOCIATES, INC.

                           -s- Frank Fehribach

June 30, 2003              Frank Fehribach, MAI
#053272                    Managing Principal, Real Estate Group
                           Tennessee Temporary Practice Permit #00053573

Report By:
Daniel Salcedo
Tennessee Temporary Practice Permit #00053558

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
COLONY HOUSE, MURFREESBORO, TENNESSEE

TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .......................................................     4
Introduction ............................................................     9
Area Analysis ...........................................................    11
Market Analysis .........................................................    14
Site Analysis ...........................................................    16
Improvement Analysis ....................................................    16
Highest and Best Use ....................................................    17

                                   VALUATION

Valuation Procedure .....................................................    18
Sales Comparison Approach ...............................................    20
Income Capitalization Approach ..........................................    26
Reconciliation and Conclusion ...........................................    38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
COLONY HOUSE, MURFREESBORO, TENNESSEE

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Colony House
LOCATION:                      1510 Huntington Drive
                               Murfreesboro, Tennessee

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 8, 2003
DATE OF REPORT:                June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                        15.86 acres, or 690,862 square feet
  Assessor Parcel No.:         13-081P-A
  Floodplain:                  Community Panel No. 47149C0257G (December 20,
                               2002)
                               Flood Zone X, an area outside the   floodplain.
  Zoning:                      RM-16 (Medium to High Density Apartment District)

BUILDING:
  No. of Units:                194 Units
  Total NRA:                   199,450 Square Feet
  Average Unit Size:           1,028 Square Feet
  Apartment Density:           12.2 units per acre
  Year Built:                  1971

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
                      Square    ------------------        Monthly       Annual
    Unit Type          Feet     Per Unit    Per SF         Income       Income
-----------------     ------    --------    ------        --------    ----------
1Br/1Ba - 1A10C          496      $475       $0.96        $ 17,100    $  205,200
2Br/1.5Ba -2B15C       1,029      $575       $0.56        $ 28,750    $  345,000
2Br/1.5Ba -2B15CW      1,029      $600       $0.58        $ 13,200    $  158,400
2Br/2Ba - 2C20C        1,019      $620       $0.61        $ 16,120    $  193,440
2Br/2Ba - 2D20CW       1,019      $640       $0.63        $  7,680    $   92,160
3Br/2.5Ba -3E25CW      1,408      $780       $0.55        $ 18,720    $  224,640
3Br/2.5Ba -3F25CW      1,458      $800       $0.55        $ 19,200    $  230,400
                                                          ----------------------
                                             Total        $120,770    $1,449,240

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
COLONY HOUSE, MURFREESBORO, TENNESSEE

OCCUPANCY:                       94%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   25 Years
REMAINING ECONOMIC LIFE:         20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                            [PICTURE]

      UNIT TYPE FACADE                                        UNIT TYPE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
     As Vacant:            Hold for future multi-family development
     As Improved:          Continuation as its current use

METHOD OF VALUATION:       In this instance, the Sales Comparison and Income
                           Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COLONY HOUSE, MURFREESBORO, TENNESSEE

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                            Amount            $/Unit
---------------------                       ----------------    -------------
Potential Rental Income                     $1,449,240          $7,470
Effective Gross Income                      $1,384,826          $7,138
Operating Expenses                          $  714,291          $3,682          51.6% of EGI
Net Operating Income:                       $  622,035          $3,206

Capitalization Rate                         9.75%
DIRECT CAPITALIZATION VALUE                 $6,400,000 *        $32,990 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                              10 years
2002 Economic Vacancy                       10%
Stabilized Vacancy & Collection Loss:       10%
Lease-up / Stabilization Period             N/A
Terminal Capitalization Rate                10.75%
Discount Rate                               12.00%
Selling Costs                               2.00%
Growth Rates:
       Income                               3.00%
       Expenses:                            3.00%
DISCOUNTED CASH FLOW VALUE                  $6,600,000 *        $34,021 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $6,600,000          $34,021 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)   $34,559 to $61,005
       Range of Sales $/Unit (Adjusted)     $29,801 to $36,603
VALUE INDICATION - PRICE PER UNIT           $6,600,000 *        $34,021 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales   5.92 to 6.89
       Selected EGIM for Subject            5.00
       Subject's Projected EGI              $1,384,826
EGIM ANALYSIS CONCLUSION                    $6,900,000 *        $35,567 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $6,800,000 *        $35,052 / UNIT

RECONCILED SALES COMPARISON VALUE           $6,700,000          $34,536 / UNIT

-----------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COLONY HOUSE, MURFREESBORO, TENNESSEE

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                        $6,600,000
     NOI Per Unit                          $6,800,000
     EGIM Multiplier                       $6,900,000
INDICATED VALUE BY SALES  COMPARISON       $6,700,000        $34,536 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:         $6,400,000
     Discounted Cash Flow Method:          $6,600,000
INDICATED VALUE BY THE INCOME APPROACH     $6,600,000        $34,021 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $6,600,000        $34,021 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1510 Huntington Drive, Murfreesboro, Rutherford County, Tennessee. Murfreesboro identifies it as 13-081P-A.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on May 8, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
COLONY HOUSE, MURFREESBORO, TENNESSEE

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD: 6 to 12 months
  EXPOSURE PERIOD:  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP III LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
COLONY HOUSE, MURFREESBORO, TENNESSEE

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Murfreesboro, Tennessee. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - SR96
West  - SR 231
South - SR 96
North - East Northfield

MAJOR EMPLOYERS

Major employers in the subject's area include ComPlus, Concetra, Saturn Corporation, Gaylord Entertainment, Nissan Motor Manufacturing Corporation, Kroger Company, Reemay Inc.,United Parcel Service, First American National Bank, Shoney's Inc., BellSouth, Inter-City ProCorporation, NationsBank, and Bridgestone/Firestone. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
COLONY HOUSE, MURFREESBORO, TENNESSEE

                            NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
        CATEGORY             1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS      MSA
---------------------------  ------------  ------------  ------------   ----------
POPULATION TRENDS
Current Population                10,808        53,818        83,981     1,275,686
5-Year Population                 11,965        59,290        95,083     1,391,452
% Change CY-5Y                      10.7%         10.2%         13.2%          9.1%
Annual Change CY-5Y                  2.1%          2.0%          2.6%          1.8%

HOUSEHOLDS
Current Households                 5,193        21,332        32,115       499,284
5-Year Projected Households        5,755        23,903        36,850       550,820
% Change CY - 5Y                    10.8%         12.1%         14.7%         10.3%
Annual Change CY-5Y                  2.2%          2.4%          2.9%          2.1%

INCOME TRENDS
Median Household Income       $   26,517    $   32,657    $   39,764    $   45,328
Per Capita Income             $   17,977    $   19,248    $   20,486    $   23,901
Average Household Income      $   39,237    $   49,190    $   53,880    $   61,067

Source:  Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS       MSA
---------------------------  ------------  ------------  ------------   ----------
HOUSING TRENDS
% of Households Renting         65.43%        49.53%        39.95%        31.23%
5-Year Projected % Renting      66.40%        49.27%        39.23%        30.53%

% of Households Owning          27.79%        43.80%        54.31%        61.72%
5-Year Projected % Owning       27.22%        44.56%        55.54%        62.91%

Source:  Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
COLONY HOUSE, MURFREESBORO, TENNESSEE

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential
South - Residential
East  - Residential
West  - Residential

CONCLUSIONS

The subject is well located within the city of Murfreesboro. The neighborhood is characterized as being mostly suburban in nature and is currently in the gentrification stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                 MARKET ANALYSIS

The subject property is located in the city of Murfreesboro in Rutherford County. The overall pace of development in the subject's market is more or less stable. Based on our site inspection of the market area, there was no evidence of additional development for multifamily use. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                           Region                         Submarket
------                           ------                         ---------
 1999                             5.9%                             8.0%
 2000                             5.9%                             6.1%
 2001                             8.3%                             5.7%
 2002                             8.0%                             5.5%

Source: Greater Nashville Apartment Association

Occupancy trends in the subject's market are increasing. Historically speaking, the subject's submarket has outperformed the overall market. Occupancy in the subject's market area is expected to be around 94% in average. Any expected changes are caused by the short-term fluctuations derived from the current economic situation affecting the local, regional and national markets.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                    Region        % Change       Submarket       % Change
------                    ------        --------       ---------       --------
 1999                      $647             -             $730             -
 2000                      $667           3.1%            $699          -4.2%
 2001                      $677           1.5%            $709           1.4%
 2002                      $685           1.2%            $715           0.8%

Source: Greater Nashville Apartment Association

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
COLONY HOUSE, MURFREESBORO, TENNESSEE

                             COMPETITIVE PROPERTIES

  No.              Property Name          Units   Ocpy.  Year Built         Proximity to subject
-------    ----------------------------   -----   -----  ----------  ----------------------------------
  R-1      Summerlake                      176     93%      1988     Approx. 5.4 miles south of subject
  R-2      Indian Park                     320     93%      1998     Approx. 5.0 miles south of subject
  R-3      Chelsea Place                   606     96%      1966     Approx. 2.4 miles south of subject
  R-4      Northfield Lodge                146     91%      1972     Less than 0.2 miles north of subject
  R-5      Waterford Place @ Innesbrook    184     92%      1997     Approx. 5.0 miles south of subject
                                           194     94%      1971

Subject    Colony House

Rental rates are expected to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
COLONY HOUSE, MURFREESBORO, TENNESSEE

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   15.86 acres, or 690,862 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          47149C0257G, dated December 20, 2002
     Flood Zone               Zone X
  Zoning                      RM-16, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                          ASSESSED VALUE - 2002
                  ------------------------------------    TAX RATE /    PROPERTY
PARCEL NUMBER       LAND        BUILDING      TOTAL       MILL RATE      TAXES
-------------     --------     ----------   ----------    ---------     --------
  13-081P-A       $340,000     $1,806,880   $2,146,880     0.04230      $90,813

IMPROVEMENT ANALYSIS

  Year Built                  1971
  Number of Units             194
  Net Rentable Area           199,450 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              basketball court, volleyball court, sand
                              volleyball, tennis court, meeting hall, laundry
                              room, and secured parking.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
COLONY HOUSE, MURFREESBORO, TENNESSEE

Unit Mix:

                                              Unit Area
    Unit Type            Number of Units      (Sq. Ft.)
-----------------        ---------------      ---------
1Br/1Ba - 1A10C                 36                 496
2Br/1.5Ba -2B15C                50               1,029
2Br/1.5Ba -2B15CW               22               1,029
2Br/2Ba - 2C20C                 26               1,019
2Br/2Ba - 2D20CW                12               1,019
3Br/2.5Ba -3E25CW               24               1,408
3Br/2.5Ba -3F25CW               24               1,458

Overall Condition                   Average
Effective Age                       25 years
Economic Life                       45 years
Remaining Economic Life             20 years
Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1971 and consist of a 194-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
COLONY HOUSE, MURFREESBORO, TENNESSEE

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
COLONY HOUSE, MURFREESBORO, TENNESSEE

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
COLONY HOUSE, MURFREESBORO, TENNESSEE

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
COLONY HOUSE, MURFREESBORO, TENNESSEE

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                              COMPARABLE               COMPARABLE
         DESCRIPTION                   SUBJECT                  I - 1                    I - 2
------------------------------  ----------------------  -----------------------  -----------------------
  Property Name                 Colony House            Brighton Valley          Signature Pointe
                                                        /Hermitage "A"
LOCATION:
  Address                       1510 Huntington Drive   500 Brooksboro Terrace   500 Picadilly Row
  City, State                   Murfreesboro, Tennessee Nashville, TN            Antioch, TN
  County                        Rutherford              Davidson                 Davidson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        199,450                 339,146                  300,220
  Year Built                    1971                    1983                     1984
  Number of Units               194                     302                      340
  Unit Mix:                       Type          Total     Type         Total       Type          Total
                                1Br/1Ba-1A10C     36    1Br/1Ba         100      1Br/1Ba          160
                                2Br/1.5Ba-2B15C   50    2Br/2Ba         150      2Br/2Ba          154
                                2Br/1.5Ba-2B15CW  22    3Br/2.5Ba        52      3Br/2Ba           26
                                2Br/2Ba-2C20C     26
                                2Br/2Ba-2D20CW    12
                                3Br/2.5Ba-3E25CW  24
                                3Br/2.5Ba-3F25CW  24
  Average Unit Size (SF)        1,028                   1,123                    883
  Land Area (Acre)              15.8600                 31.3600                  16.1800
  Density (Units/Acre)          12.2                    9.6                      21.0
  Parking Ratio (Spaces/Unit)   2.00                    2.50                     2.70
  Parking Type (Gr., Cov., etc.)Open                    Open                     Open
CONDITION:                      Average                 Average                  Average
APPEAL:                         Average                 Fair                     Average
AMENITIES:
  Pool/Spa                      Yes/No                  Yes/Yes                  Yes/No
  Gym Room                      No                      No                       Yes
  Laundry Room                  Yes                     Yes                      Yes
  Secured Parking               Yes                     No                       No
  Sport Courts                  Yes                     Yes                      Yes
  Washer/Dryer Connection       Yes                     Yes                      Yes
OCCUPANCY:                      94%                     95%                      93%
TRANSACTION DATA:
  Sale Date                                             January, 2002            March, 2001
  Sale Price ($)                                        $11,250,000              $11,750,000
  Grantor                                               N/A                      N/A
  Grantee                                               MM Family Partnership II TGM Signature Pointe
                                                        LP
  Sale Documentation                                    Deed-20020808-0095957    Deed-20010327-0029246
  Verification                                          Lana Scott               Alice Carter
  Telephone Number                                      615.366.5552             615.367.0904
ESTIMATED PRO-FORMA:                                      Total $  $/Unit $/SF     Total $  $/Unit $/SF
  Potential Gross Income                                $1,776,316 $5,882 $5.24  $2,134,779 $6,279 $7.11
  Vacancy/Credit Loss                                   $   88,816 $  294 $0.26  $  149,434 $  440 $0.50
  Effective Gross Income                                $1,687,500 $5,588 $4.98  $1,985,345 $5,839 $6.61
  Operating Expenses                                    $  675,000 $2,235 $1.99  $  833,845 $2,452 $2.78
  Net Operating Income                                  $1,012,500 $3,353 $2.99  $1,151,500 $3,387 $3.84
NOTES:                                                  Renovated in 2002        Overall, comparable to
                                                        Overall superior to      subject
                                                        subject

  PRICE PER UNIT                                                $37,252                 $34,559
  PRICE PER SQUARE FOOT                                         $ 33.17                 $ 39.14
  EXPENSE RATIO                                                    40.0%                   42.0%
  EGIM                                                             6.67                    5.92
  OVERALL CAP RATE                                                 9.00%                   9.80%
  Cap Rate based on Pro Forma or Actual Income?               PRO FORMA               PRO FORMA

                                                          COMPARABLE                COMPARABLE               COMPARABLE
         DESCRIPTION                                        I - 3                     I - 4                    I - 5
------------------------------                     -----------------------  ------------------------  -------------------------
  Property Name                                    Waterford Place at       Carrington Park           Pinnacle heights
                                                   Innesbrook
LOCATION:
  Address                                          2840 S.Church Street     2778 Rideout Lane         2980 Baby Ruth Lane
  City, State                                      Nashville, TN            Murfreesboro, TN          Nashville, TN
  County                                           Rutherford               Rutherford                Davidson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                           206,080                  223,376                   223,720
  Year Built                                       1997                     2000                      1997
  Number of Units                                  184                      184                       238
  Unit Mix:                                          Type          Total      Type          Total       Type          Total
                                                   1Br/1Ba          56      1Br/1Ba          56       1Br/1Ba          114
                                                   2Br/2Ba          88      2Br/2Ba          88       2Br/2Ba           90
                                                   3Br/2Ba          40      3Br/2Ba          40       3Br/2Ba           34
  Average Unit Size (SF)                           1,120                    1,214                     940
  Land Area (Acre)                                 N/A                      N/A                       18.7300
  Density (Units/Acre)                                                                                12.7
  Parking Ratio (Spaces/Unit)                      2.30                     2.00                      2.09
  Parking Type (Gr., Cov., etc.)                   Open                     Open/Caroport/Garage      Open
CONDITION:                                         Good                     Good                      Good
APPEAL:                                            Average                  Good                      Good
AMENITIES:
  Pool/Spa                                         Yes/No                   Yes/No                    Yes/Yes
  Gym Room                                         Yes                      Yes                       Yes
  Laundry Room                                     Yes                      Yes                       Yes
  Secured Parking                                  No                       No                        No
  Sport Courts                                     Yes                      Yes                       Yes
  Washer/Dryer Connection                          Yes                      Yes                       No
OCCUPANCY:                                         94%                      91%                       92%
TRANSACTION DATA:
  Sale Date                                        June, 2002               June, 2002                December, 2002
  Sale Price ($)                                   $10,200,000              $11,225,000               $13,150,000
  Grantor                                          N/A                      N/A                       N/A
  Grantee                                          N/A                      N/A                       Gray Property 6101 LLC
  Sale Documentation                               N/A                      N/A                       Deed- 20021205-0149934
  Verification                                     Andrea Nile              Lori Cheek                Shay Sparks
  Telephone Number                                 615.9047368              615.494.0300              615.641.2900
ESTIMATED PRO-FORMA:                                 Total $  $/Unit $/SF     Total $  $/Unit  $/SF     Total $  $/Unit   $/SF
  Potential Gross Income                           $1,575,154 $8,561 $7.64  $2,033,018 $11,049 $9.10  $2,382,246 $10,009 $10.65
  Vacancy/Credit Loss                              $   94,509 $  514 $0.46  $  182,972 $   994 $0.82  $  190,580 $   801 $ 0.85
  Effective Gross Income                           $1,480,645 $8,047 $7.18  $1,850,046 $10,055 $8.28  $2,191,666 $ 9,209 $ 9.80
  Operating Expenses                               $  562,645 $3,058 $2.73  $  851,021 $ 4,625 $3.81  $1,073,916 $ 4,512 $ 4.80
  Net Operating Income                             $  918,000 $4,989 $4.45  $  999,025 $ 5,429 $4.47  $1,117,750 $ 4,696 $ 5.00
NOTES:                                             Overall, comparable to   Overall, superior to      Overall, superior to
                                                   Subject                  Subject                   Subject
  PRICE PER UNIT                                           $55,435                   $61,005                 $55,252
  PRICE PER SQUARE FOOT                                    $ 49.50                   $ 50.25                 $ 58.78
  EXPENSE RATIO                                               38.0%                     46.0%                   49.0%
  EGIM                                                        6.89                      6.07                    6.00
  OVERALL CAP RATE                                            9.00%                     8.90%                   8.50%
  Cap Rate based on Pro Forma or Actual Income?          PRO FORMA                 PRO FORMA               PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
COLONY HOUSE, MURFREESBORO, TENNESSEE

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,559 to $61,005 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $29,801 to $36,603 per unit with a mean or average adjusted price of $33,891 per unit. The median adjusted price is $35,914 per unit. Based on the following analysis, we have concluded to a value of $34,000 per unit, which results in an "as is" value of $6,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
COLONY HOUSE, MURFREESBORO, TENNESSEE

SALES ADJUSTMENT GRID

                                               COMPARABLE        COMPARABLE        COMPARABLE        COMPARABLE        COMPARABLE
DESCRIPTION                    SUBJECT           I - 1             I - 2             I - 3             I - 4              I - 5
------------------------  ----------------  ----------------  ----------------  ----------------  ----------------  ----------------
 Property Name            Colony House      Brighton Valley/  Signature Pointe  Waterford Place   Carrington Park   Pinnacle heights
                                            Hermitage "A"                       at Innesbrook
 Address                  1510 Huntington   500               500               2840 S.           2778              2980 Baby
                          Drive             Brooksboro        Picadilly         Church            Rideout           Ruth Lane
                                            Terrace           Row               Street            Lane
 City                     Murfreesboro,     Nashville, TN     Antioch, TN       Nashville, TN     Murfreesboro, TN  Nashville, TN
                          Tennessee
 Sale Date                                  January, 2002     March, 2001       June, 2002        June, 2002        December, 2002
 Sale Price ($)                             $11,250,000       $11,750,000       $10,200,000       $11,225,000       $13,150,000
 Net Rentable Area (SF)   199,450           339,146           300,220           206,080           223,376           223,720
 Number of Units          194               302               340               184               184               238
 Price Per Unit                             $37,252           $34,559           $55,435           $61,005           $55,252
 Year Built               1971              1983              1984              1997              2000              1997
 Land Area (Acre)         15.8600           31.3600           16.1800           N/A               N/A               18.7300
VALUE ADJUSTMENTS         DESCRIPTION       DESCRIPTION ADJ.  DESCRIPTION ADJ.  DESCRIPTION ADJ.  DESCRIPTION ADJ.  DESCRIPTION ADJ.
 Property Rights Conveyed Fee Simple        Fee Simple   0%   Fee          0%   Fee          0%   Fee Simple    0%  Fee Simple    0%
                          Estate            Estate            Simple            Simple            Estate            Estate
                                                              Estate            Estate
 Financing                                  Cash To      0%   Cash To      0%   Cash To      0%   Cash To       0%  Cash To       0%
                                            Seller            Seller            Seller            Seller            Seller
 Conditions of Sale                         Arm's Length 0%   Arm's        0%   Arm's        0%   Arm's         0%  Arm's         0%
                                                              Length            Length            Length            Length
 Date of Sale (Time)                        01-2002      0%   03-2001      0%   06-2002      0%   06-2002       0%  12-2002       0%
VALUE AFTER TRANS.                              $37,252           $34,559           $55,435           $61,005           $55,252
ADJUST. ($/UNIT)
 Location                                   Comparable   0%   Comparable   0%   Comparable   0%   Comparable    0%  Comparable    0%
 Number of Units          194               302          0%   340          0%   184          0%   184           0%  238           0%
 Quality / Appeal         Good              Comparable   0%   Inferior    15%   Superior   -10%   Superior    -10%  Superior     -5%
 Age / Condition          1971              1983 /     -20%   1984 /     -20%   1997 /     -25%   2000 / Good -30%  1997 / Good -25%
                                            Average           Average           Good
 Occupancy at Sale        94%               95%          0%   93%          0%   94%          0%   91%           0%  92%           0%
 Amenities                Good              Comparable   0%   Comparable   0%   Comparable   0%   Comparable    0%  Comparable    0%
 Average Unit Size (SF)   1,028             1,123        0%   883         -5%   1,120        0%   1,214         0%  940          -5%
PHYSICAL ADJUSTMENT                                    -20%              -10%              -35%               -40%              -35%
FINAL ADJUSTED VALUE
 ($/UNIT)                                        $29,801           $31,103           $36,033           $36,603          $35,914

SUMMARY

VALUE RANGE (PER UNIT)       $29,801 TO $36,603
MEAN (PER UNIT)              $33,891
MEDIAN (PER UNIT)            $35,914
VALUE CONCLUSION (PER UNIT)  $34,000

VALUE INDICATED BY SALES COMPARISON APPROACH    $6,596,000
ROUNDED                                         $6,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
COLONY HOUSE, MURFREESBORO, TENNESSEE

                             NOI PER UNIT COMPARISON

                       SALE PRICE                NOI/       SUBJECT NOI
COMPARABLE   NO. OF    ----------              --------    --------------    ADJUSTMENT    INDICATED
    NO.       UNITS    PRICE/UNIT     OAR      NOI/UNIT    SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
----------   ------   -----------    -----     --------    --------------    ----------    ----------
   I-1         302    $11,250,000    9.00%    $1,012,500      $622,035         0.956        $35,626
                      $    37,252             $    3,353      $  3,206
   I-2         340    $11,750,000    9.80%    $1,151,500      $622,035         0.947        $32,718
                      $    34,559             $    3,387      $  3,206
   I-3         184    $10,200,000    9.00%    $  918,000      $622,035         0.643        $35,626
                      $    55,435             $    4,989      $  3,206
   I-4         184    $11,225,000    8.90%    $  999,025      $622,035         0.591        $36,027
                      $    61,005             $    5,429      $  3,206
   I-5         238    $13,150,000    8.50%    $1,117,750      $622,035         0.683        $37,722
                      $    55,252             $    4,696      $  3,206

                                   PRICE/UNIT

  Low                 High        Average           Median
$32,718             $37,722       $35,544          $35,626

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $   35,000
Number of Units                              194
                                      ----------
Value Based on NOI Analysis           $6,790,000
                         Rounded      $6,800,000

The adjusted sales indicate a range of value between $32,718 and $37,722 per unit, with an average of $35,544 per unit. Based on the subject's competitive position within the improved sales, a value of $35,000 per unit is estimated. This indicates an "as is" market value of $6,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
COLONY HOUSE, MURFREESBORO, TENNESSEE

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE     NO. OF    ----------      EFFECTIVE     OPERATING              SUBJECT
    NO.        UNITS     PRICE/UNIT     GROSS INCOME    EXPENSE      OER    PROJECTED OER    EGIM
----------     ------    -----------    ------------   ----------   -----   -------------    ----
   I-1          302      $11,250,000     $1,687,500    $  675,000   40.00%                   6.67
                         $    37,252
   I-2          340      $11,750,000     $1,985,345    $  833,845   42.00%                   5.92
                         $    34,559
   I-3          184      $10,200,000     $1,480,645    $  562,645   38.00%                   6.89
                                                                                51.58%
                         $    55,435
   I-4          184      $11,225,000     $1,850,046    $  851,021   46.00%                   6.07
                         $    61,005
   I-5          238      $13,150,000     $2,191,666    $1,073,916   49.00%                   6.00
                         $    55,252

                                      EGIM

Low                High        Average     Median
---                ----        -------     ------
5.92               6.89         6.31        6.07

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate  EGIM                                            5.00
Subject EGI                                         $1,384,826
                                                    ----------
Value Based on EGIM Analysis                        $6,924,130
                                   Rounded          $6,900,000

             Value Per Unit                         $   35,567

There is an inverse relationship,which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 51.58% before reserves. The comparable sales indicate a range of expense ratios from 38.00% to 49.00%, while their EGIMs range from 5.92 to 6.89. Overall, we conclude to an EGIM of 5.00, which results in an "as is" value estimate in the EGIM Analysis of $6,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,700,000.

Price Per Unit                                 $6,600,000
NOI Per Unit                                   $6,800,000
EGIM Analysis                                  $6,900,000

Sales Comparison Conclusion                    $6,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
COLONY HOUSE, MURFREESBORO, TENNESSEE

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
COLONY HOUSE, MURFREESBORO, TENNESSEE

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                             Average
                           Unit Area   --------------------
    Unit Type              (Sq. Ft.)   Per Unit      Per SF    %Occupied
------------------         ---------   --------      ------    ---------
1Br/1Ba-1A10C                 496        $509        $1.03        91.4%
2Br/1.5Ba-2B15C              1029        $599        $0.58        98.0%
2Br/1.5Ba-2B15CW             1029        $619        $0.60       100.0%
2Br/2Ba-2C20C                1019        $639        $0.63        80.8%
2Br/2Ba-2D20CW               1019        $659        $0.65       100.0%
3Br/2.5Ba-3E25CW             1408        $809        $0.57        95.8%
3Br/2.5Ba-3F25CW             1458        $819        $0.56        95.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                  RENT ANALYSIS

                                                                                  COMPARABLE RENTS
                                                             --------------------------------------------------------
                                                                R-1         R-2        R-3        R-4         R-5
                                                             --------------------------------------------------------
                                                                                                           Waterford
                                                                                      Chelsea  Northfield   Place @
                                                             Summerlake  Indian Park   Place      Lodge    Innesbrook
                                                             --------------------------------------------------------
                                        SUBJECT    SUBJECT                     COMPARISON TO SUBJECT
                          SUBJECT UNIT  ACTUAL     ASKING    --------------------------------------------------------
      DESCRIPTION             TYPE       RENT       RENT      Superior     Superior   Similar    Similar    Superior
------------------------  ------------  -------    -------   ----------  -----------  -------  ----------  ----------
Monthly Rent               1Br/1Ba-     $   509    $   456                            $   499    $   470    $  628
Unit Area (SF)             1A10C            496        496                                584        650       831
Monthly Rent Per Sq. Ft.                $  1.03    $  0.92                            $  0.85    $  0.72    $ 0.76

Monthly Rent               2Br/1.5Ba-   $   599    $   563                                       $   557
Unit Area (SF)             2B15C          1,029      1,029                                           931
Monthly Rent Per Sq. Ft.                $  0.58    $  0.55                                       $  0.60

Monthly Rent               2Br/1.5Ba-   $   619    $   588    $    610                $   617
Unit Area (SF)             2B15CW         1,029      1,029         674                    903
Monthly Rent Per Sq. Ft.                $  0.60    $  0.57    $   0.91                $  0.68

Monthly Rent               2Br/2Ba-     $   639    $   584                 $    630
Unit Area (SF)             2C20C          1,019      1,019                    1,053
Monthly Rent Per Sq. Ft.                $  0.63    $  0.57                 $   0.60

Monthly Rent               2Br/2Ba-     $   659    $   622    $    726     $    725
Unit Area (SF)             2D20CW         1,019      1,019         918        1,321
Monthly Rent Per Sq. Ft.                $  0.65    $  0.61    $   0.79     $   0.55

Monthly Rent               3Br/2.5Ba-   $   809    $   769                                       $   760    $  750
Unit Area (SF)             3E25CW         1,408      1,408                                         1,300     1,175
Monthly Rent Per Sq. Ft.                $  0.57    $  0.55                                       $  0.58    $ 0.64

Monthly Rent               3Br/2.5Ba-   $   819    $   779    $    850     $    825   $   839    $   790    $  860
Unit Area (SF)             3F25CW         1,458      1,458       1,133        1,452     1,345      1,800     1,405
Monthly Rent Per Sq. Ft.                $  0.56    $  0.53    $   0.75     $   0.57   $  0.62    $  0.44    $ 0.61

      DESCRIPTION            MIN      MAX   MEDIAN  AVERAGE
------------------------    ------  ------  ------  -------
Monthly Rent                $  470  $  628  $  499  $  532
Unit Area (SF)                 584     831     650     688
Monthly Rent Per Sq. Ft.    $ 0.72  $ 0.85  $ 0.76  $ 0.78

Monthly Rent                $  557  $  557  $  557  $  557
Unit Area (SF)                 931     931     931     931
Monthly Rent Per Sq. Ft.    $ 0.60  $ 0.60  $ 0.60  $ 0.60

Monthly Rent                $  610  $  617  $  614  $  614
Unit Area (SF)                 674     903     789     789
Monthly Rent Per Sq. Ft.    $ 0.68  $ 0.91  $ 0.79  $ 0.79

Monthly Rent                $  630  $  630  $  630  $  630
Unit Area (SF)               1,053   1,053   1,053   1,053
Monthly Rent Per Sq. Ft.    $ 0.60  $ 0.60  $ 0.60  $ 0.60

Monthly Rent                $  725  $  726  $  726  $  726
Unit Area (SF)                 918   1,321   1,120   1,120
Monthly Rent Per Sq. Ft.    $ 0.55  $ 0.79  $ 0.67  $ 0.67

Monthly Rent                $  750  $  760  $  755  $  755
Unit Area (SF)               1,175   1,300   1,238   1,238
Monthly Rent Per Sq. Ft.    $ 0.58  $ 0.64  $ 0.61  $ 0.61

Monthly Rent                $  790  $  860  $  839  $  833
Unit Area (SF)               1,133   1,800   1,405   1,427
Monthly Rent Per Sq. Ft.    $ 0.44  $ 0.75  $ 0.61  $ 0.60

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                          Market Rent
                                          Unit Area  --------------------         Monthly      Annual
     Unit Type          Number of Units   (Sq. Ft.)  Per Unit      Per SF          Income      Income
-----------------       ---------------   ---------  --------      ------         --------   ----------
1Br/1Ba - 1A10C               36              496      $475         $0.96         $ 17,100   $  205,200
2Br/1.5Ba -2B15C              50            1,029      $575         $0.56         $ 28,750   $  345,000
2Br/1.5Ba -2B15CW             22            1,029      $600         $0.58         $ 13,200   $  158,400
2Br/2Ba - 2C20C               26            1,019      $620         $0.61         $ 16,120   $  193,440
2Br/2Ba - 2D20CW              12            1,019      $640         $0.63         $  7,680   $   92,160
3Br/2.5Ba -3E25CW             24            1,408      $780         $0.55         $ 18,720   $  224,640
3Br/2.5Ba -3F25CW             24            1,458      $800         $0.55         $ 19,200   $  230,400
                                                                                  ---------------------
                                                                    Total         $120,770   $1,449,240
                                                                                  =====================

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
COLONY HOUSE, MURFREESBORO, TENNESSEE

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
COLONY HOUSE, MURFREESBORO, TENNESSEE

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR    2000       FISCAL YEAR     2001      FISCAL YEAR     2002      FISCAL YEAR     2003
                             -----------------------   -----------------------   -----------------------   -----------------------
                                      ACTUAL                   ACTUAL                    ACTUAL                MANAGEMENT BUDGET
                             -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION              TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
-------------------------    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues
  Rental Income              $1,544,425   $    7,961   $1,546,215   $    7,970   $1,455,751   $    7,504   $1,473,932   $    7,598

  Vacancy                    $  145,816   $      752   $  198,309   $    1,022   $  104,447   $      538   $   73,100   $      377
  Credit Loss/Concessions    $  106,582   $      549   $  134,302   $      692   $   35,774   $      184   $   26,211   $      135
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Subtotal                 $  252,398   $    1,301   $  332,611   $    1,714   $  140,221   $      723   $   99,311   $      512

  Laundry Income             $   13,098   $       68   $   12,440   $       64   $   11,395   $       59   $   11,688   $       60
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue        $   99,824   $      515   $   58,131   $      300   $   80,732   $      416   $  113,211   $      584
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Subtotal Other Income    $  112,922   $      582   $   70,571   $      364   $   92,127   $      475   $  124,899   $      644

                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Effective Gross Income       $1,404,949   $    7,242   $1,284,175   $    6,619   $1,407,657   $    7,256   $1,499,520   $    7,729

Operating Expenses
  Taxes                      $   96,313   $      496   $   95,986   $      495   $   90,815   $      468   $  119,368   $      615
  Insurance                  $   20,811   $      107   $   31,939   $      165   $   35,863   $      185   $   38,739   $      200
  Utilities                  $  149,177   $      769   $  167,975   $      866   $  140,029   $      722   $  141,575   $      730
  Repair & Maintenance       $  119,632   $      617   $   83,122   $      428   $   71,866   $      370   $   67,045   $      346
  Cleaning                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                $   55,923   $      288   $   39,311   $      203   $   35,189   $      181   $   37,760   $      195
  Security                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing        $   30,791   $      159   $   27,212   $      140   $   17,073   $       88   $   21,595   $      111
  General Administrative     $  201,087   $    1,037   $  226,834   $    1,169   $  196,117   $    1,011   $  201,652   $    1,039
  Management                 $   73,281   $      378   $   67,064   $      346   $   71,927   $      371   $   74,016   $      382
  Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Operating Expenses     $  747,015   $    3,851   $  739,443   $    3,812   $  658,879   $    3,396   $  701,750   $    3,617

  Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                             ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income                   $  657,934   $    3,391   $  544,732   $    2,808   $  748,778   $    3,860   $  797,770   $    4,112

                                 ANNUALIZED     2003
                               -----------------------
                                     PROJECTION                    AAA PROJECTION
                               -----------------------   ----------------------------------
      DESCRIPTION                TOTAL       PER UNIT      TOTAL       PER UNIT        %
-------------------------      ----------   ----------   ----------   ----------     ------
Revenues
  Rental Income                $1,442,984   $    7,438   $1,449,240   $    7,470     100.0%

  Vacancy                      $  107,004   $      552   $  115,939   $      598       8.0%
  Credit Loss/Concessions      $   58,968   $      304   $   28,985   $      149       2.0%
                               ----------   ----------   ----------   ----------     -----
    Subtotal                   $  165,972   $      856   $  144,924   $      747      10.0%

  Laundry Income               $   15,328   $       79   $   12,610   $       65       0.9%
  Garage Revenue               $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue          $   56,744   $      292   $   67,900   $      350       4.7%
                               ----------   ----------   ----------   ----------     -----
    Subtotal Other Income      $   72,072   $      372   $   80,510   $      415       5.6%

                               ----------   ----------   ----------   ----------     -----
Effective Gross Income         $1,349,084   $    6,954   $1,384,826   $    7,138     100.0%

Operating Expenses
  Taxes                        $  119,368   $      615   $  111,550   $      575       8.1%
  Insurance                    $   38,864   $      200   $   38,800   $      200       2.8%
  Utilities                    $  112,292   $      579   $  135,800   $      700       9.8%
  Repair & Maintenance         $  122,788   $      633   $   77,600   $      400       5.6%
  Cleaning                     $        0   $        0   $        0   $        0       0.0%
  Landscaping                  $   37,336   $      192   $   38,800   $      200       2.8%
  Security                     $        0   $        0   $        0   $        0       0.0%
  Marketing & Leasing          $   27,756   $      143   $   29,100   $      150       2.1%
  General Administrative       $  200,228   $    1,032   $  213,400   $    1,100      15.4%
  Management                   $   65,680   $      339   $   69,241   $      357       5.0%
  Miscellaneous                $        0   $        0   $        0   $        0       0.0%

                               ----------   ----------   ----------   ----------     -----
Total Operating Expenses       $  724,312   $    3,734   $  714,291   $    3,682      51.6%

  Reserves                     $        0   $        0   $   48,500   $      250       6.8%

                               ----------   ----------   ----------   ----------     -----
Net Income                     $  624,772   $    3,220   $  622,035   $    3,206      44.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
COLONY HOUSE, MURFREESBORO, TENNESSEE

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                         CAPITALIZATION RATES
               ----------------------------------------
                    GOING-IN               TERMINAL
               -----------------      -----------------
                LOW        HIGH        LOW        HIGH
               -----      ------      -----      ------
RANGE          6.00%      10.00%      7.00%      10.00%
AVERAGE              8.14%                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
COLONY HOUSE, MURFREESBORO, TENNESSEE

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.     SALE DATE      OCCUP.    PRICE/UNIT       OAR
--------      ---------      -----     ----------      -----
  I-1           Jan-02         95%       $37,252       9.00%
  I-2           Mar-01         93%       $34,559       9.80%
  I-3           Jun-02         94%       $55,435       9.00%
  I-4           Jun-02         91%       $61,005       8.90%
  I-5           Dec-02         92%       $55,252       8.50%
                                              High     9.80%
                                               Low     8.50%
                                           Average     9.04%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $6,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
COLONY HOUSE, MURFREESBORO, TENNESSEE

approximately 37% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
COLONY HOUSE, MURFREESBORO, TENNESSEE

DISCOUNTED CASH FLOW ANALYSIS

                                  COLONY HOUSE

              YEAR                       APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                      1             2             3             4             5             6
           -----------                   --------      --------      --------      --------      --------      --------
REVENUE
  Base Rent                            $1,449,240    $1,492,717    $1,537,499    $1,583,624    $1,631,132    $1,680,066

  Vacancy                              $  115,939    $  119,417    $  123,000    $  126,690    $  130,491    $  134,405
  Credit Loss                          $   28,985    $   29,854    $   30,750    $   31,672    $   32,623    $   33,601
  Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  144,924    $  149,272    $  153,750    $  158,362    $  163,113    $  168,007

  Laundry Income                       $   12,610    $   12,988    $   13,378    $   13,779    $   14,193    $   14,618
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   67,900    $   69,937    $   72,035    $   74,196    $   76,422    $   78,715
                                       --------------------------------------------------------------------------------
      Subtotal Other Income            $   80,510    $   82,925    $   85,413    $   87,975    $   90,615    $   93,333

                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,384,826    $1,426,371    $1,469,162    $1,513,237    $1,558,634    $1,605,393

OPERATING EXPENSES:
  Taxes                                $  111,550    $  114,897    $  118,343    $  121,894    $  125,551    $  129,317
  Insurance                            $   38,800    $   39,964    $   41,163    $   42,398    $   43,670    $   44,980
  Utilities                            $  135,800    $  139,874    $  144,070    $  148,392    $  152,844    $  157,429
  Repair & Maintenance                 $   77,600    $   79,928    $   82,326    $   84,796    $   87,339    $   89,960
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   38,800    $   39,964    $   41,163    $   42,398    $   43,670    $   44,980
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   29,100    $   29,973    $   30,872    $   31,798    $   32,752    $   33,735
  General Administrative               $  213,400    $  219,802    $  226,396    $  233,188    $  240,184    $  247,389
  Management                           $   69,241    $   71,319    $   73,458    $   75,662    $   77,932    $   80,270
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  714,291    $  735,720    $  757,792    $  780,525    $  803,941    $  828,059

  Reserves                             $   48,500    $   49,955    $   51,454    $   52,997    $   54,587    $   56,225

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $  622,035    $  640,696    $  659,917    $  679,714    $  700,106    $  721,109
                                       --------------------------------------------------------------------------------

  Operating Expense Ratio (% of EGI)         51.6%         51.6%         51.6%         51.6%         51.6%         51.6%
  Operating Expense Per Unit           $    3,682    $    3,792    $    3,906    $    4,023    $    4,144    $    4,268

              YEAR                       APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                      7             8             9             10            11
           -----------                   --------      --------      --------      --------      --------
REVENUE
  Base Rent                            $1,730,468    $1,782,382    $1,835,854    $1,890,929    $1,947,657

  Vacancy                              $  138,437    $  142,591    $  146,868    $  151,274    $  155,813
  Credit Loss                          $   34,609    $   35,648    $   36,717    $   37,819    $   38,953
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  173,047    $  178,238    $  183,585    $  189,093    $  194,766

  Laundry Income                       $   15,057    $   15,509    $   15,974    $   16,453    $   16,947
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   81,076    $   83,508    $   86,014    $   88,594    $   91,252
                                       ------------------------------------------------------------------
      Subtotal Other Income            $   96,133    $   99,017    $  101,988    $  105,047    $  108,199

                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,653,555    $1,703,161    $1,754,256    $1,806,884    $1,861,090

OPERATING EXPENSES:
  Taxes                                $  133,197    $  137,192    $  141,308    $  145,547    $  149,914
  Insurance                            $   46,329    $   47,719    $   49,151    $   50,625    $   52,144
  Utilities                            $  162,152    $  167,017    $  172,027    $  177,188    $  182,504
  Repair & Maintenance                 $   92,658    $   95,438    $   98,301    $  101,250    $  104,288
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   46,329    $   47,719    $   49,151    $   50,625    $   52,144
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   34,747    $   35,789    $   36,863    $   37,969    $   39,108
  General Administrative               $  254,811    $  262,455    $  270,329    $  278,439    $  286,792
  Management                           $   82,678    $   85,158    $   87,713    $   90,344    $   93,055
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  852,901    $  878,488    $  904,843    $  931,988    $  959,948

  Reserves                             $   57,912    $   59,649    $   61,438    $   63,281    $   65,180

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $  742,742    $  765,024    $  787,975    $  811,614    $  835,963
                                       ------------------------------------------------------------------

  Operating Expense Ratio (% of EGI)         51.6%         51.6%         51.6%         51.6%         51.6%
  Operating Expense Per Unit           $    4,396    $    4,528    $    4,664    $    4,804    $    4,948

Estimated Stabilized NOI    $622,035    Sales Expense Rate     2.00%
Months to Stabilized               1    Discount Rate         12.00%
Stabilized Occupancy            92.0%   Terminal Cap Rate     10.75%

Gross Residual Sale Price   $7,776,396  Deferred Maintenance          $        0
  Less: Sales Expense       $  155,528  Add: Excess Land              $        0
                            ----------
Net Residual Sale Price     $7,620,869  Other Adjustments             $        0
                                                                      ----------
PV of Reversion             $2,453,716  Value Indicated By "DCF"      $6,614,892
Add: NPV of NOI             $4,161,176               Rounded          $6,600,000
                            ----------
PV Total                    $6,614,892

                          "DCF" VALUE SENSITIVITY TABLE

                                                  DISCOUNT RATE
                                                  --------------
   TOTAL VALUE                11.50%      11.75%      12.00%      12.25%      12.50%
   -----------                ------      ------      ------      ------      ------
                    10.25%  $6,950,206  $6,841,231  $6,734,585  $6,630,211  $6,528,053
                    10.50%  $6,886,130  $6,778,574  $6,673,314  $6,570,291  $6,469,450
TERMINAL CAP RATE   10.75%  $6,825,035  $6,718,832  $6,614,892  $6,513,157  $6,413,574
                    11.00%  $6,766,717  $6,661,806  $6,559,125  $6,458,620  $6,360,237
                    11.25%  $6,710,991  $6,607,314  $6,505,838  $6,406,508  $6,309,271

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
COLONY HOUSE, MURFREESBORO, TENNESSEE

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                  COLONY HOUSE

                                              TOTAL      PER SQ. FT.  PER UNIT   %OF EGI
                                              -----      -----------  --------   -------
REVENUE
  Base Rent                                $1,449,240      $ 7.27     $  7,470

  Less: Vacancy & Collection Loss 10.00%   $  144,924      $ 0.73     $    747

  Plus: Other Income
    Laundry Income                         $   12,610      $ 0.06     $     65    0.91%
    Garage Revenue                         $        0      $ 0.00     $      0    0.00%
    Other Misc. Revenue                    $   67,900      $ 0.34     $    350    4.90%
                                           ----------      ------     --------    ----
      Subtotal Other Income                $   80,510      $ 0.40     $    415    5.81%

EFFECTIVE GROSS INCOME                     $1,384,826      $ 6.94     $  7,138

OPERATING EXPENSES:
  Taxes                                    $  111,550      $ 0.56     $    575    8.06%
  Insurance                                $   38,800      $ 0.19     $    200    2.80%
  Utilities                                $  135,800      $ 0.68     $    700    9.81%
  Repair & Maintenance                     $   77,600      $ 0.39     $    400    5.60%
  Cleaning                                 $        0      $ 0.00     $      0    0.00%
  Landscaping                              $   38,800      $ 0.19     $    200    2.80%
  Security                                 $        0      $ 0.00     $      0    0.00%
  Marketing & Leasing                      $   29,100      $ 0.15     $    150    2.10%
  General Administrative                   $  213,400      $ 1.07     $  1,100   15.41%
  Management                       5.00%   $   69,241      $ 0.35     $    357    5.00%
  Miscellaneous                            $        0      $ 0.00     $      0    0.00%

TOTAL OPERATING EXPENSES                   $  714,291      $ 3.58     $  3,682   51.58%

  Reserves                                 $   48,500      $ 0.24     $    250    3.50%

                                           ----------      ------     --------   -----
NET OPERATING INCOME                       $  622,035      $ 3.12     $  3,206   44.92%
                                           ==========      ======     ========   =====

  "GOING IN" CAPITALIZATION RATE                 9.75%

  VALUE INDICATION                         $6,379,843      $31.99     $ 32,886

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)       $6,379,843

                           ROUNDED         $6,400,000      $32.09     $ 32,990

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
COLONY HOUSE, MURFREESBORO, TENNESSEE

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE             ROUNDED    $/UNIT      $/SF
--------        ----------         ----------  -------     -------
 9.00%          $6,911,497         $6,900,000  $35,567     $34.60
 9.25%          $6,724,699         $6,700,000  $34,536     $33.59
 9.50%          $6,547,734         $6,500,000  $33,505     $32.59
 9.75%          $6,379,843         $6,400,000  $32,990     $32.09
10.00%          $6,220,347         $6,200,000  $31,959     $31.09
10.25%          $6,068,631         $6,100,000  $31,443     $30.58
10.50%          $5,924,140         $5,900,000  $30,412     $29.58

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                            $6,600,000
Direct Capitalization Method                             $6,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
COLONY HOUSE, MURFREESBORO, TENNESSEE

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                            Not Utilized
Sales Comparison Approach                                  $6,700,000
Income Approach                                            $6,600,000
Reconciled Value                                           $6,600,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $6,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY HOUSE, MURFREESBORO, TENNESSEE

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                            [PICTURE]

    UNIT TYPE FACADE                                        UNIT TYPE

       [PICTURE]                                            [PICTURE]

        BEDROOM                                              BEDROOM

       [PICTURE]                                            [PICTURE]

     KITCHEN AREA                                        LIVING ROOM AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY HOUSE, MURFREESBORO, TENNESSEE

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                            [PICTURE]

         POOL                                             LAUNDRY AREA

       [PICTURE]                                            [PICTURE]

      LANDSCAPING                                      HAZELWOOD DRIVE -WEST

       [PICTURE]                                            [PICTURE]

HUNTINGTON DRIVE -SOUTH                              HUNTINGTON DRIVE - NORTH

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY HOUSE, MURFREESBORO, TENNESSEE

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

        COMPARABLE I-1           COMPARABLE I-2            COMPARABLE I-3

BRIGHTON VALLEY/HERMITAGE "A"   SIGNATURE POINTE   WATERFORD PLACE AT INNESBROOK
  500 Brooksboro Terrace       500 Picadilly Row       2840 S. Church Street
      Nashville, TN               Antioch, TN              Nashville, TN

        [PICTURE]                  [PICTURE]                [PICTURE]

   COMPARABLE I-4              COMPARABLE I-5

  CARRINGTON PARK              PINNACLE HEIGHTS
 2778 Rideout Lane           2980 Baby Ruth Lane
  Murfreesboro, TN              Nashville, TN

     [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY HOUSE, MURFREESBORO, TENNESSEE

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
          DESCRIPTION                             SUBJECT                                                R - 1
          -----------                             -------                                             ----------
  Property Name                   Colony House                                       Summerlake
  Management Company              AIMCO                                              Summerlake Holdings
LOCATION:
  Address                         1510 Huntington Drive                              207 National Drive
  City, State                     Murfreesboro, Tennessee                            Murfreesboro, TN
  County                          Rutherford                                         Davidson
  Proximity to Subject                                                               Approx. 5.4 miles south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          199,450                                            149,248
  Year Built                      1971                                               1988
  Effective Age                   25                                                 8
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof    Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                               Open
  Number of Units                 194                                                176
  Unit Mix:                               Type             Unit    Qty.  Mo. Rent       Type                Unit     Qty.       Mo
                                   1 1Br/1Ba - 1A10C         496    36      $509      3 1Br/1Ba               674     68       $610
                                   2 2Br/1.5Ba - 2B15C     1,029    50      $599      5 2Br/2Ba               918     88       $726
                                   3 2Br/1.5Ba - 2B15CW    1,029    22      $619      7 3Br/2Ba             1,133     20       $850
                                   4 2Br/2Ba - 2C20C       1,019    26      $639
                                   5 2Br/2Ba - 2D20CW      1,019    12      $659
                                   6 3Br/2.5Ba - 3E25CW    1,408    24      $809
                                   7 3Br/2.5Ba - 3F25CW    1,458    24      $819

  Average Unit Size (SF)          1,028                                              848
  Unit Breakdown:                    Efficiency       0%      2-Bedroom      57%         Efficiency   0%      2-Bedroom         50%
                                     1-Bedroom       18%      3-Bedroom      25%         1-Bedroom   39%      3-Bedroom         11%
CONDITION:                        Average                                            Good
APPEAL:                           Average                                            Good
AMENITIES:
  Unit Amenities                           Attach. Garage          Vaulted Ceiling          Attach. Garage           Vaulted Ceiling
                                    X      Balcony            X    W/D Connect.        X    Balcony            X     W/D Connect.
                                    X      Fireplace               Other               X    Fireplace          X     Other
                                    X      Cable TV Ready                              X    Cable TV Ready           Playground
  Project Amenities                 X      Swimming Pool                               X    Swimming Pool
                                           Spa/Jacuzzi             Car Wash            X    Spa/Jacuzzi              Car Wash
                                    X      Basketball Court        BBQ Equipment            Basketball Court         BBQ Equipment
                                    X      Volleyball Court        Theater Room             Volleyball Court         Theater Room
                                    X      Sand Volley Ball   X    Meeting Hall             Sand Volley Ball   X     Meeting Hall
                                    X      Tennis Court       X    Secured Parking     X    Tennis Court             Secured Parking
                                           Racquet Ball       X    Laundry Room             Racquet Ball       X     Laundry Room
                                           Jogging Track           Business Office          Jogging Track            Business Office
                                           Gym Room                                    X    Gym Room

OCCUPANCY:                        94%                                                93%
LEASING DATA:

  Available Leasing Terms         6 to 12 months                                     6 to 12 months
  Concessions                     1 month                                            Reduced rates on selected units
  Pet Deposit                     $300                                               $250
  Utilities Paid by Tenant:         X      Electric                Natural Gas         X    Electric                 Natural Gas
                                    X      Water                   Trash               X    Water                    Trash
  Confirmation                    DeDe Barnes/Property Manager                       Melinda LaCount/Property Manager
  Telephone Number                615.896.3585                                       615.898.0400
NOTES:                                                                               Renovated in 1998

  COMPARISON TO SUBJECT:                                                             Superior

                                                    COMPARABLE                                  COMPARABLE
          DESCRIPTION                                  R - 2                                       R - 3
          -----------                               ----------                                  ----------
  Property Name                   Indian Park                                      Chelsea Place
  Management Company              Halstead Contractors                             AIMCO
LOCATION:
  Address                         220 Indian Park Drive                            910 South Tennessee Blvd
  City, State                     Murfreesboro, TN                                 Murfreesboro, TN
  County                          Rutherford                                       Rutherford
  Proximity to Subject            Approx. 5.0 miles south of subject               Approx. 2.4 miles south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          401,280                                          452,682
  Year Built                      1998                                             1966
  Effective Age                   5                                                20
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 320                                              606
  Unit Mix:                          Type                Unit     Qty.      Mo.        Type               Unit      Qty.     Mo.
                                   4 1/Br/1Ba            1,053     104     $630     1 1/Br/1Ba             584      320     $499
                                   5 2Br/2Ba             1,321     168     $725     3 2Br/2Ba              903      270     $617
                                   7 3Br/2Ba             1,452      48     $825     7 3Br/2Ba            1,345       16     $839

  Average Unit Size (SF)          1,254                                            746
  Unit Breakdown:                     Efficiency     0%    2-Bedroom       53%        Efficiency    0%       2-Bedroom      44%
                                      1-Bedroom     33%    3-Bedroom       14%        1-Bedroom    53%       3-Bedroom       3%
CONDITION:                        Good                                             Good
APPEAL:                           Good                                             Average
AMENITIES:
  Unit Amenities                         Attach. Garage           Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                    X    Balcony           X      W/D Connect.       X     Balcony           X     W/D Connect.
                                    X    Fireplace                Other              X     Fireplace               Other
                                    X    Cable TV Ready                              X     Cable TV Ready
  Project Amenities                 X    Swimming Pool                               X     Swimming Pool
                                         Spa/Jacuzzi              Car Wash                 Spa/Jacuzzi             Car Wash
                                         Basketball Court  X      BBQ Equipment            Basketball Court  X     BBQ Equipment
                                         Volleyball Court         Theater Room       X     Volleyball Court        Theater Room
                                         Sand Volley Ball  X      Meeting Hall       X     Sand Volley Ball  X     Meeting Hall
                                    X    Tennis Court             Secured Parking    X     Tennis Court            Secured Parking
                                         Racquet Ball      X      Laundry Room             Racquet Ball      X     Laundry Room
                                         Jogging Track            Business Office    X     Jogging Track           Business Office
                                    X    Gym Room                                    X     Gym Room

OCCUPANCY:                        93%                                              96%
LEASING DATA:

  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     $100 off of 15 month lease                       1 month
  Pet Deposit                     $350                                             $300/$20 Mnth
  Utilities Paid by Tenant:         X    Electric                 Natural Gas        X     Electric                Natural Gas
                                         Water                    Trash              X     Water                   Trash
  Confirmation                    Sandy Crouch/Property Manager                    Denise Scott/Property Manager
  Telephone Number                615.867.3727                                     615.893.3516
NOTES:                            None                                             None

  COMPARISON TO SUBJECT:          Superior                                         Similar

                                                   COMPARABLE                                      COMPARABLE
          DESCRIPTION                                 R - 4                                           R - 5
          -----------                              ----------                                      ----------
  Property Name                   Northfield Lodge                                 Waterford Place @ Innesbrook
  Management Company              Volunteer/Phillips Properties                    Davis Development
LOCATION:
  Address                         603 East Northfield Blvd                         2840 S. Church Street
  City, State                     Murfreesboro, TN                                 Murfreesboro, TN
  County                          Rutherford                                       Rutherford
  Proximity to Subject            Less than 0.2 miles north of subject             Approx. 5.0 miles south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          134,320                                          207,554
  Year Built                      1972                                             1997
  Effective Age                   4                                                6
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 146                                              184
  Unit Mix:                           Type                Unit   Qty.       Mo.        Type               Unit    Qty.      Mo.
                                   1 1/Br/1Ba              650    40       $470     1 1/Br/1Ba             831     56      $628
                                   2 2Br/2Ba               931    81       $557     6 2Br/2Ba            1,175     88      $750
                                   6 3Br/2Ba             1,300    24       $760     7 3Br/2Ba            1,405     40      $860
                                   7 4Br/2.5Ba           1,800     1       $790

  Average Unit Size (SF)          921                                              1,120
  Unit Breakdown:                     Efficiency     0%    2-Bedroom        55%        Efficiency       0%   2-Bedroom     47%
                                      1-Bedroom     27%    3-Bedroom        16%        1-Bedroom       30%   3-Bedroom     23%
CONDITION:                        Good                                             Good
APPEAL:                           Good                                             Good
AMENITIES:
  Unit Amenities                         Attach. Garage          Vaulted Ceiling         Attach. Garage           Vaulted Ceiling
                                    X    Balcony            X    W/D Connect.        X   Balcony             X    W/D Connect.
                                    X    Fireplace          X    Other               X   Fireplace                Other
                                    X    Cable TV Ready          Playground          X   Cable TV Ready
  Project Amenities                 X    Swimming Pool                               X   Swimming Pool
                                         Spa/Jacuzzi             Car Wash                Spa/Jacuzzi              Car Wash
                                         Basketball Court   X    BBQ Equipment           Basketball Court    X    BBQ Equipment
                                         Volleyball Court        Theater Room            Volleyball Court         Theater Room
                                         Sand Volley Ball   X    Meeting Hall            Sand Volley Ball    X    Meeting Hall
                                    X    Tennis Court            Secured Parking     X   Tennis Court             Secured Parking
                                         Racquet Ball       X    Laundry Room            Racquet Ball        X    Laundry Room
                                         Jogging Track           Business Office         Jogging Track            Business Office
                                    X    Gym Room                                    X   Gym Room

OCCUPANCY:                        91%                                              92%
LEASING DATA:

  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     reduce rates on 12 month leases                  1 month on 13 months lease
  Pet Deposit                     $350/$10 Mnth                                    $200/$10 Mnth
  Utilities Paid by Tenant:         X    Electric                Natural Gas         X   Electric                 Natural Gas
                                         Water                   Trash               X   Water                    Trash
  Confirmation                    Suzanne Adams/Property Manager                   Andrea Nice/Property Manager
  Telephone Number                615.890.6377                                     615.904.7368
NOTES:                            None                                             None

  COMPARISON TO SUBJECT:          Similar                                          Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY HOUSE, MURFREESBORO, TENNESSEE

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1           COMPARABLE R-2             COMPARABLE R-3

    SUMMERLAKE                INDIAN PARK              CHELSEA PLACE
207 National Drive       220 Indian Park Drive    910 South Tennessee Blvd
  Murfreesboro, TN         Murfreesboro, TN           Murfreesboro, TN

      [PICTURE]               [PICTURE]                  [PICTURE]

     COMPARABLE R-4                   COMPARABLE R-5

    NORTHFIELD LODGE           WATERFORD PLACE @ INNESBROOK
603 East Northfield Blvd          2840 S. Church Street
    Murfreesboro, TN                 Murfreesboro, TN

       [PICTURE]                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY HOUSE, MURFREESBORO, TENNESSEE

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY HOUSE, MURFREESBORO, TENNESSEE

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY HOUSE, MURFREESBORO, TENNESSEE

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach
                                                 --------------------
                                                 Frank Fehribach, MAI
                                        Managing Principal, Real Estate Group
                                        Tennessee Temporary Practice Permit
                                                        #00053573

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY HOUSE, MURFREESBORO, TENNESSEE

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY HOUSE, MURFREESBORO, TENNESSEE

                            FRANK A. FEHRIBACH, MAI
                     MANAGING PRINCIPAL, REAL ESTATE GROUP


POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation                Mr. Fehribach has experience in valuations for
                            resort hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings.
                            Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                            Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

   Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                   University of Texas - Arlington
                              Master of Science - Real Estate
                            University of Dallas
                              Master of Business Administration - Industrial
                            Management
                              Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY HOUSE, MURFREESBORO, TENNESSEE

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser,
                            #30828
                           State of Arkansas, State Certified General Appraiser,
                            #CG1387N
                           State of Colorado, Certified General Appraiser,
                            #CG40000445
                           State of Georgia, Certified General Real Property
                           Appraiser,
                            #218487
                           State of Michigan, Certified General Appraiser,
                            #1201008081
                           State of Texas, Real Estate Salesman License, #407158
                            (Inactive)
                           State of Texas, State Certified General Real Estate
                           Appraiser,
                            #TX-1323954-G

PROFESSIONAL               Appraisal Institute, MAI Designated Member Candidate
                           Member of the CCIM Institute pursuing Certified
  AFFILIATIONS             Commercial Investment Member (CCIM) designation

  PUBLICATIONS             "An Analysis of the Determinants of Industrial
                           Property
                                     -authored with Dr. Ronald C. Rutherford and
                           Dr. Mark Eakin, The Journal of Real Estate Research,
                           Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
COLONY HOUSE, MURFREESBORO, TENNESSEE

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
COLONY HOUSE, MURFREESBORO, TENNESSEE

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.